Exhibit 99.1

Cheetah Net Supply Chain Service Inc. Announces Third Quarter 2023 Results

CHARLOTTE, November 9, 2023 (GLOBE NEWSWIRE) – Cheetah Net Supply Chain Service Inc. (“Cheetah” or the “Company”) (Nasdaq CM: CTNT) today reported results for the three- and nine-month periods ended September 30, 2023.

Highlights during the three-month period ended September 30, 2023 included:

•	A successful completion of the Company’s initial public offering of Class A common stock, selling 1.25 million shares and raising $5.0 million in gross proceeds. The Class A common stock is listed on the Nasdaq Capital Market under the trading symbol “CTNT”.
•	A continued strategic focus on the most popular vehicles in the luxury end of the market, where profit opportunities can be maximized.
•	A robust financial performance despite challenging market conditions in the People’s Republic of China (the “PRC”), with declines in revenue and profits primarily attributable to fewer cars sold.
•	Positive cash flow from operations was $2.9 million and a quarter-end cash balance of $0.7 million.

Chairman and CEO Tony Liu commented, “Amid a challenging business environment in the PRC, Cheetah has maintained its focus since the second half of 2022 on those parallel-import vehicles most in demand and which we believe present attractive selling margins. Despite the current weakness in the PRC economy, we have not altered this strategy. We will continue to concentrate our efforts on higher-priced automobile models that we can profitably purchase in the U.S. and sell in the PRC, and manage the spread between our procurement costs and selling prices to maximize the overall profit of each vehicle transaction.”

“To further optimize the profitability of our current luxury automotive export business, we are moving vigorously ahead with plans to acquire U.S.-based logistics and warehousing service providers to augment our core operations, which we anticipate will reduce our transaction costs and provide us the opportunity to generate revenue by selling these services to third-party parallel importers,” added Mr. Liu. “We believe we can overlay these services with the financial services plans we announced in October 2022 for inventory financing and essentially become a one-stop shop for small- and medium- sized traders within the global supply chain sector. Our long-term ambition is to move beyond the parallel-import vehicle business and become an integrated provider of international trade services for small- and medium-sized traders.”

Third Quarter 2023 Financial Results

Revenue for the quarter was $10.0 million compared with $11.9 million for the same quarter last year, reflecting lower sales volume and a change in the mix of vehicles sold. During the third quarter of 2023, Cheetah sold 79 vehicles compared with 90 during the third quarter of 2022. As a result of the change in sales mix, the average selling price per vehicle decreased by 4.0% to $127,066 for the quarter from $132,351 for the same quarter last year.

Total cost of revenue was $8.9 million compared with $10.4 million for the same period last year, a decline of 14.4% and attributable to the lower sales volume and to a lower average procurement price related to changes in the sales mix. Gross profit was $1.2 million, a decrease of 24.4% compared with $1.5 million for the third quarter of 2022. Gross profit margin decreased by 140 basis points to 11.6% from 13.0%, attributable to the lower sales volume, partially offset by a lower average procurement price, and higher fulfillment expenses. The average procurement cost per vehicle decreased by 3.0%, while the average selling price per vehicle decreased by 4.0%.

Selling expenses were $0.2 million compared with $0.3 million for the same quarter last year, primarily due to improved management of the Company’s ocean freight expenses. General and administrative expenses increased to $0.5 million from $0.4 million due to staff additions and additional rental and lease expenses.

As a result of the lower gross profit and higher operating expenses, income from operations declined to $0.5 million from $0.8 million for the same period of 2022.

Cheetah Net Supply Chain Service Inc.

·704.972.0209 EXT 111 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210

Total other expenses during the third quarter of 2023 amounted to $0.3 million compared with total other income of $0.7 million during the third quarter of 2022. The change from total other income to total other expenses occurred due to a one-time grant of $1.3 million from the Business Recovery Program during the third quarter of 2022, partially offset by a $0.3 million reduction in interest expense during the third quarter of 2023 due to reduced inventory financing and letter of credit financing activities.

Net income was $0.1 million, or $0.01 per share, compared with $1.2 million, or $0.07 per share, for the third quarter of 2022.

Nine Months 2023 Financial Results

Revenue for the first nine months was $32.5 million compared with $45.5 million for the same period last year, reflecting the lower sales volume partially offset by a higher average selling price per vehicle. During the period, Cheetah sold 254 vehicles compared with 386 for the same period last year; the average selling price per vehicle increased by 8.4% to $127,857 compared with $117,924, as a result of the Company’s focus on selling higher-priced vehicles.

Total cost of revenue was $28.9 million compared with $42.2 million for the same period last year, a decline of 31.5% attributable to the lower sales volume. Gross profit was $3.6 million, an increase of 7.4% compared with $3.3 million for the first nine months of 2022. Gross profit margin increased by 370 basis points to 11.0% from 7.3% for the first nine months of 2022, demonstrating the Company’s continuing ability to maintain its cost management and adapt to changing market conditions. Average procurement cost per vehicle increased by 1.9%, while the average selling price per vehicle increased by 8.4%.

Selling expenses were $0.6 million, virtually unchanged from the same period last year, primarily reflecting higher staff and other expenses offset by reductions in ocean freight expenses. General and administrative expenses increased to $1.7 million from $1.0 million due to higher payroll and benefits, legal and accounting fees, travel and entertainment expenses, and other expenses.

Income from operations was $1.3 million compared with $1.7 million for the same period last year.

Total other expenses increased to $1.1 million from $0.8 million, primarily reflecting a one-time grant of $1.3 million from the Business Recovery Program during the third quarter of 2022, partially offset by decreased interest expense due to reduced inventory financing and letter of credit financing activities.

Net income was $0.2 million, or $0.01 per share, compared with net income of $0.7 million, or $0.05 per share, for the same period last year.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its registration statement on Form S-1, as amended, under the caption “Risk Factors.”

For more information, please contact:

Cheetah Net Supply Chain Service Inc.

Investor Relations

(704) 826-7280
ir@cheetah-net.com

Cheetah Net Supply Chain Service Inc.

·704.972.0209 EXT 111 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUE	$10,038,246	$11,911,614	$32,475,714	$45,518,649

COST OF REVENUE
Cost of vehicles	8,365,730	9,820,433	27,190,224	40,556,778
Fulfillment expenses	505,156	547,723	1,722,704	1,643,727
Total cost of revenue	8,870,886	10,368,156	28,912,928	42,200,505

GROSS PROFIT	1,167,360	1,543,458	3,562,786	3,318,144

OPERATING EXPENSES
Selling expenses	184,061	314,573	603,184	603,680
General and administrative expenses	530,089	411,280	1,676,559	994,129
Total operating expenses	714,150	725,853	2,279,743	1,597,809

INCOME FROM OPERATIONS	453,210	817,605	1,283,043	1,720,335

OTHER (EXPENSE) INCOME, NET
Interest expense, net	(286,197)	(608,097)	(1,058,111)	(2,141,206)
Other income, net	107	3,276	4,009	7,522
Subsidy income from Business Recovery Grant Program	—	1,340,316	—	1,340,316
Total other (expense) income, net	(286,090)	735,495	(1,054,102)	(793,368)

INCOME BEFORE INCOME TAX PROVISION	167,120	1,553,100	228,941	926,967

Income Tax Provision	44,217	333,844	58,226	180,603

NET INCOME	$122,903	$1,219,256	$170,715	$746,364

Earnings per common share - basic and diluted	$0.01	$0.07	$0.01	$0.05
Weighted average shares - basic and diluted	17,467,630	16,484,913	16,936,147	15,500,410

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Cheetah Net Supply Chain Service Inc.

·704.972.0209 EXT 111 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	September 30,	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash	$704,869	$58,381
Accounts receivable	5,603,919	7,086,651
Inventories	5,335,363	5,965,935
TOTAL CURRENT ASSETS	12,651,863	14,492,525
TOTAL ASSETS	$12,898,140	$14,719,404

TOTAL CURRENT LIABILITIES	5,139,133	12,195,607

TOTAL LIABILITIES	5,956,667	12,874,049

TOTAL STOCKHOLDERS’ EQUITY	6,941,473	1,845,355

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,898,140	$14,719,404

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities:
Net income	$170,715	$746,364
Net cash provided by operating activities	2,871,734	2,503,554

Cash flows from financing activities:
Net cash (used in) financing activities	(2,225,246)	(2,346,634)

Net increase in cash	646,488	156,920
Cash, beginning of period	58,381	500,977
Cash, end of period	$704,869	$657,897

Cheetah Net Supply Chain Service Inc.

·704.972.0209 EXT 111 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210